                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Urologix, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 Urologix, Inc.
                         14405 Twenty-First Avenue North
                          Minneapolis, Minnesota 55447


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                November 14, 2000

         Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 14, 2000 at 3:30 p.m., local time, for the following purposes:

         1. To elect three directors to hold office for a term of three years or until their respective successors have been elected.

         2. To amend the Company's Amended and Restated 1991 Stock Plan to increase the number of shares authorized for issuance under the Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed September 29, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ Christopher R. Geyen

                                            Christopher R. Geyen, Secretary



Minneapolis, Minnesota
October 6, 2000

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire. This proxy is solicited on behalf of the Board of Directors of the Company.

                                 Urologix, Inc.
                         14405 Twenty-First Avenue North
                          Minneapolis, Minnesota 55447


                                 PROXY STATEMENT


         This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 14, 2000 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

         Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (763) 475-1400. The mailing of this proxy statement to shareholders of the Company commenced on or about October 9, 2000.

         The total number of shares outstanding and entitled to vote at the meeting as of September 29, 2000 consisted of 11,651,362 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 29, 2000 will be entitled to vote at the meeting. A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" indicating that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                 AND MANAGEMENT

         The following table includes information as of September 14, 2000 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company and nominees to the Board of the Company, (iii) each of the Named Executive Officers of the Company, and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.


Name and Address of                                 Number of Shares                  Percentage
of Beneficial Owner                               Beneficially Owned(1)           Beneficially Owned
-------------------                               ------------------              ------------------

Dimensional Fund Advisors Inc.                         803,600(2)                        6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401-1038

John Reid                                              595,087                           5.1%
The River Ridge Condo, #4-I
Bass Street
NewMarket, NH 03857

Boston Scientific Corporation                          587,500                           5.0%
One Boston Scientific Place
Natick, MA 01670

Mitchell Dann                                          547,357(3)                        4.7%

Susan Bartlett Foote                                    10,000                              *

Bobby I. Griffin                                        13,000                              *

Paul A. LaViolette                                     602,500(4)                           *

Richard A. Randall                                      16,383                              *

Michael M. Selzer, Jr.                                 212,112                           1.8%

Eric J. Simon                                             None(5)                           -

David C. Utz, M.D.                                      39,046                              *

Ronald A. Blasewitz                                     90,000                              *

Christopher R. Geyen                                    23,672                              *

David J. Talen                                          22,080                              *

W. Allen Putnam                                         85,281(6)                           *

All current directors and executive officers         1,587,496                          13.2%
   as a group (12 persons)

----------------------------------
* Indicates ownership of less than one percent.

(1) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of this Proxy Statement: Mr. Dann, 20,000 shares; Ms. Bartlett Foote, 10,000 shares; Mr. Griffin, 10,000 shares; Mr. LaViolette, 15,000 shares; Mr. Randall, 5,000 shares; Mr. Selzer, 147,286 shares; Dr. Utz, 34,546 shares; Mr. Blasewitz, 90,000 shares; Mr. Geyen, 23,672 shares; Mr. Talen, 22,080 shares; Mr. Putnam, 36,663 shares; and all directors and executive officers as a group, 387,430 shares.
(2) Based on the Form 13F filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. on February 3, 2000.
(3) Includes 36,358 shares owned by M. Dann & Co. Profit Sharing Trust and a separate trust for the benefit of family members.
(4) Includes 587,500 shares owned by Boston Scientific Corporation. Mr. LaViolette is Senior Vice President of Boston Scientific Corporation and President of Boston Scientific International. Mr. LaViolette disclaims beneficial ownership of shares held by Boston Scientific Corporation.
(5) On October 1, 2000, the Company issued 1,365,000 shares of unregistered common stock and warrants to purchase 327,466 shares of common stock to EDAP TMS S.A. and its affiliates. Mr. Simon is the Chief Executive Officer of EDAP TMS S.A. Mr. Simon disclaims beneficial ownership of shares held by EDAP TMS S.A. and affiliates. See "Election of Directors," below.
(6)      Includes 15,000 shares owned by Mr. Putnam's wife.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office. The terms of Mr. LaViolette, Mr. Randall and Mr. Simon expire at the Annual Meeting of Shareholders on November 14, 2000. The terms of Messrs. Griffin and Selzer expire at the Annual Meeting of Shareholders following fiscal year 2001 and the terms of Mr. Dann, Ms. Foote and Dr. Utz expire at the Annual Meeting of Shareholders following fiscal 2002. Robert Momsen, a member of the Board of Directors since 1992, resigned in March 2000. The Company desires to express its gratitude to Mr. Momsen for his many years of valuable service to the Company.

         Three directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2003 or until their successors are elected. The Board of Directors has nominated for election Mr. LaViolette, Mr. Randall and Mr. Simon, all of whom are currently directors. Mr. LaViolette was previously elected by the shareholders and Mr. Randall was elected by the current directors to fill a vacancy on the Board. Mr. Simon was elected by the current directors on October 1, 2000 in connection with the Company's purchase of assets from EDAP TMS S.A., Technomed Medical Systems S.A., and EDAP Technomed, Inc. (collectively, "EDAP"). Under the Asset Purchase Agreement, the Company agreed to nominate and solicit proxies for the election of one candidate submitted by EDAP as a member of the Board of Directors of the Company at an Annual Meeting of the Shareholders, as long as EDAP owns at least eight (8%) of the total number of then outstanding shares of the Company.

         It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee and each continuing director has been engaged in his or her present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

         The names and biographical information concerning each nominee and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominee and directors.

Name and Age                        Principal Occupation and Other Directorships
------------                        --------------------------------------------

Nominees proposed for election for term expiring at the Annual Meeting following fiscal 2003:

Paul A. LaViolette (43)............ Mr. LaViolette has served as a director of the Company since April 1996. Mr. LaViolette is a Senior Vice President and Group President of Boston Scientific Corporation and President of Boston Scientific International. He joined Boston Scientific Corporation in 1994 as President of International, and in 1995 he became Group President for the Nonvascular Businesses. In October 1998, he became President of International. In February 2000, he was appointed Group President. Previously, Mr. LaViolette was with C. R. Bard for ten years, where he served as President of Bard's USCI Division from 1993 to 1994 and its USCI Angioplasty Division from 1991 to 1993. Before that time, he held several other marketing positions at Bard between 1984 and 1991.

Richard A. Randall (48)............ Mr. Randall has served as a director of the
                                    Company since May, 2000. He was most
                                    recently with Innovasive Devices, Inc., a manufacturer of surgical devices and instrumentation, where he was President and Chief Executive Officer, as well as a member of the Company's Board of Directors from 1994 to 2000. Prior to joining Innovasive, from 1989 to 1994, he was President, Chief Executive Officer and Chairman of Target Therapeutics, Inc., a medical device manufacturer.

Eric J. Simon (39)................. Mr. Simon became a member of the Urologix
                                    Board on October 1, 2000. Mr. Simon is the
                                    Chief Executive Officer of EDAP TMS S.A. Mr.
                                    Simon joined EDAP TMS S.A. in 1992 as Chief
                                    Financial Officer, became a member of the Executive Board of EDAP TMS S.A. in October 1993, Chief Executive Officer of EDAP TMS S.A. in 1994 and Chief Executive Officer of EDAP TMS S.A. in March 1998. Previously, Mr. Simon was International Finance Manager for Bouygues from 1985 to 1987, Head of Corporate Investment Banking at Tuffier, Ravier, Py, a French stockbroker, from 1987 to 1990, and Head of Operations and Futures at EIFB, a subsidiary of the Union Europeenne du CIC, a French credit institution, from 1990 to 1992.

Directors serving continuing terms:

Mitchell Dann (40)................. Mr. Dann was a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994 and from October 1998 to January 1999. He became Chairman of the Board in March 1993. Mr. Dann is the founder and Principal of Sapient Capital Management, LLC, a healthcare venture capital firm. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm. Prior to M. Dann & Co., Mr. Dann co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisers, Inc.

Susan Bartlett Foote (54).......... Ms. Foote has served as a director of the
                                    Company since March 1999. She has been an Associate Professor and Division Head of the Division of Health Services Research and Policy at the University of Minnesota since July 1999. From 1996 until July 1999, Ms. Foote was the President of Public Policy Partners, a health care policy development and lobbying organization located in Washington, D.C., which she founded. From 1995 to 1996, Ms. Foote was Senior Vice President of APCO Associates, Inc., a public affairs firm, and a partner of the Washington office of the law firm of Dorsey & Whitney, LLP. Prior to that, Ms. Foote was a Senior Health Policy Analyst for the Office of United States Senator Dave Durenberger.

Bobby I. Griffin (63).............. Mr. Griffin has served as a director of the
                                    Company since November 1998. From 1973 to
                                    1998, Mr. Griffin held various positions with Medtronic Inc., a medical device manufacturer. From 1986 to 1998 he served as Executive Vice President of Medtronic Inc. and from 1991 to 1998 Mr. Griffin served as President of the Medtronic Pacing Business. Mr. Griffin retired in 1998. Mr. Griffin is also a director of MTS Systems Corporation, a manufacturer of testing and simulation equipment, and Lutheran Brotherhood Corporation, a fraternal life insurance and investment products company.

Michael M. Selzer, Jr. (48)........ Mr. Selzer has served as a director of the
                                    Company since January 1999, when he joined the Company as President and Chief Executive Officer. From 1994 to 1998, Mr. Selzer served as Vice President and General Manager of the Neurostimulation Business of Medtronic, Inc., a medical device manufacturer. From 1987 to 1994, Mr. Selzer served as a Vice President of Medtronic in various general management roles with its micro electronics subsidiary, battery operation, biomaterials development group and animal research facility. Mr. Selzer is also a director of Cyberoptics Corporation, a manufacturer of semiconductor equipment and MedAmicus Incorporated, a medical device manufacturer.

David C. Utz, M.D. (76)............ Dr. Utz has been a director of the Company since September 1994. He is an emeritus
                                    consultant, Mayo Clinic. Dr. Utz was
                                    Professor of Urology, Mayo Medical School, and a consultant in the Department of Urology from 1957 to 1988. He holds an M.D. degree from St. Louis University School of Medicine and a M.S. degree in Urology from the University of Minnesota. Dr. Utz has served in many medical and professional urological associations and received numerous prestigious awards in the field of urology. He has been the author of over 145 publications and 28 abstracts and editorials.

         Meetings. The Board of Directors met six times during fiscal year 2000. Each current director who served as a director in fiscal 2000 attended at least seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

         Board Committee Meetings. The Compensation Committee, which is currently comprised of Mr. Griffin and Ms. Foote, acts on behalf of the Board of Directors in developing the executive compensation policies and administering the compensation programs for the Company's executive officers. In addition, the Compensation Committee evaluates and acts upon the incentive compensation plans for the Company's employees; administers the Company's Stock Option Plan and other compensation plans approved by the Board of Directors and shareholders; and makes recommendations to the Board with respect to the compensation of Directors. The Compensation Committee met two times in fiscal 2000 and took action in writing in lieu of holding a meeting on eight occasions.

         The Audit Committee, which is currently comprised of Mr. Randall and Ms. Foote, is responsible for recommending which firm to engage as the Company's independent auditors; reviewing and evaluating significant matters relating to the audit and internal controls of the Company; and reviewing the scope and results of audits by, and recommendations of, the Company's independent auditors. In addition, the Audit Committee reviews the audited financial statements of the Company and considers major changes and questions of choice regarding appropriate auditing and accounting principles and practices to be followed in the preparation of the Company's financial statements. The Audit Committee met one time in fiscal 2000.

         The Company does not have a nominating committee. However, the Company's Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year's Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

         Vote Required. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                          THE ELECTION OF THE NOMINEES.
                     ---------------------------------------

Executive Officers and Other Members of Management of the Company

         The executive officers and other members of management of the Company are as follows:


Name                           Age                    Position
----                           ---                    --------

Michael M. Selzer, Jr.          48      President, Chief Executive Officer and Director

Ronald A. Blasewitz             51      Senior Vice President and Chief Operating Officer

Christopher R. Geyen            29      Vice President, Chief Financial Officer, Secretary and
                                        Treasurer

Kirsten Doerfert                44      Vice President, Marketing

David A. Montecalvo             35      Vice President, Product Development and Operations

David J. Talen                  39      Vice President, International

         The following is a brief summary of the business experience of the Company's executive officers and other members of management. Mr. Selzer's business experience is listed above under "Election of Directors."

         Mr. Blasewitz has served as Senior Vice President and Chief Operating Officer since November 1999. Prior to joining Urologix, Mr. Blasewitz spent 20 years with General Electric Medical Systems progressing through a series of increasingly responsible executive positions in sales, marketing and business leadership. Mr. Blasewitz most recent position was General Manager of Americas Xray, a $400 million operating unit.

         Mr. Geyen was promoted to Vice President and Chief Financial Officer in July 2000, and continues to serve as the Company's Secretary and Treasurer. He previously served as Vice President of Finance and Administration since May 1999 and Controller from September 1998 to May 1999. Prior to joining Urologix, Mr. Geyen served as Controller of Survivalink Corporation, a medical device manufacturer, from 1996 through 1998. From 1993 though 1996, Mr. Geyen was an auditor for Ernst and Young, LLP. Mr. Geyen is a Certified Public Accountant.

         Ms. Doerfert joined Urologix as Vice President, Marketing in November 1999. Prior to joining Urologix, Ms. Doerfert held the Director of Marketing, Urology position at Circon Corporation, the leading U.S. manufacturer of endoscopic instrumentation and video systems, from 1992 to 1999. Prior to Circon, Ms. Doerfert held various sales and marketing positions at Corometrics Medical Systems from 1983 to 1992.

         Mr. Montecalvo has served as Vice President, Product Development and Operations since February 2000. Prior to joining Urologix, Mr. Montecalvo was employed by Medtronic, Inc. in global supply chain and operations leadership positions of the Neurological Division from 1997 - 2000. From 1986 to 1997, Mr. Montecalvo was employed by LecTec Corporation, a medical device company and held positions of Vice President of Operations and Director of Corporate Science and Technology. He holds an MBA from the University of St. Thomas, Saint Paul, Minnesota, and a B.S. in biomedical engineering from Case Western Reserve University, Cleveland, Ohio.

         Mr. Talen was promoted to Vice President, Urologix International in September 1999 after serving as Director of Global Marketing since February 1999 and in other increasing positions of responsibility since joining Urologix in September 1997. Before joining Urologix, Mr. Talen held marketing management positions with Integ, Inc. (1994 to 1997) and SciMed Life Systems, Inc. (1992 to
1994).

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ending June 30, 2000, 1999 and 1998, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to Michael M. Selzer, Jr., the Company's President and Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company in office during fiscal year 2000, whose total cash compensation exceeded $100,000 during fiscal year 2000 (together with Mr. Selzer, the "Named Executive Officers") in all capacities in which they served:

                                                    Summary Compensation Table
                                                                                                             Long-Term
                                                            Annual Compensation(1)                      Compensation Awards
                                                    ----------------------------------------    ----------------------------------
Name and                              Fiscal                                    Other Annual     Restricted  Securities Underlying
Principal Position                     Year         Salary         Bonus        Compensation    Stock Awards  Options (# Shares)
------------------                     ----         ------         -----        ------------    ------------  ------------------

Michael M. Selzer, Jr                  2000        $217,692     $ 73,773(2)          --              --              --
President and Chief                    1999         100,000       74,400(3)          --          $109,375(4)      400,000
Executive Officer

Ronald A. Blasewitz                    2000(5)      130,769       19,362(6)          --              --              --
 Senior Vice President and             1999
Chief Operating Officer

Christopher R. Geyen                   2000(5)      114,230       22,132(7)          --              --              --
Vice President, Chief                  1999
Financial Officer,
Secretary and Treasurer

David J. Talen                         2000(5)      121,090       33,444         $  7,277(8)         --              --
Vice President, International          1999

W. Allen Putnam                        2000(9)      136,492       26,474             --              --              --
Vice President, Regulatory             1999         127,123       23,646(10)         --              --            42,290(11)
and Quality                            1998         116,151        9,945             --              --             8,000

---------------------

(1) None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer's total annual salary and bonus for the fiscal year.
(2) Mr. Selzer elected to receive $63,773 in cash and converted $10,000 into options to purchase 9,846 shares of common stock. The options were granted after the conclusion of fiscal year 2000.
(3) Mr. Selzer elected to receive $37,200 in cash and converted the remaining $37,200 into options to purchase 43,775 shares of common stock. The options were granted after the conclusion of fiscal 1999.
(4) Mr. Selzer received 25,000 shares of restricted stock in connection with his initial employment. The Company's common stock had a closing market price of $4.375 per share on the date of grant. The shares were subject to forfeiture until January 4, 2000.
(5) Mr. Blasewitz joined the Company in November of 1999. Mr. Geyen became an executive officer in May 1999, and Mr. Talen became an executive officer in September 1999.
(6) Mr. Blasewitz received a signing bonus of $19,362. Additionally as a signing bonus and in lieu of a fiscal bonus, Mr. Blasewitz was granted options to purchase 40,000 shares of common stock.
(7) Mr. Geyen elected to receive $17,132 in cash and converted $5,000 into options to purchase 4,923 shares of common stock. The options were granted after the conclusion of fiscal year 2000.
(8)  Mr. Talen received $7,277 as a commission on sales.
(9)  Mr. Putnam left employment with the Company in June, 2000.
(10) Mr. Putnam elected to receive $13,646 in cash and converted the remaining $10,000 to options to purchase 12,305 shares of common stock. The options were granted after the conclusion of fiscal 1999.
(11) The number of options includes 32,290 shares for Mr. Putnam that were granted prior to fiscal 1999 and were amended in fiscal 1999.

Option Grants

         The following table contains information concerning the grant of stock options under the Amended and Restated Urologix, Inc. 1991 Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 2000:

                                                 Option Grants in Last Fiscal Year

                                        Individual Grants
 -----------------------------------------------------------------------------------    -----------------------
                                                                                         Potential Realizable
                                        % of Total                                         Value at Assumed
                                          Options                                        Annual Rates of Stock
                                        Granted to             Market                     Price Appreciation
                                        Employees  Exercise    Price                        for Option Term
                             Options    in Fiscal    Price    on Date     Expiration    -----------------------
 Name                        Granted      Year     Per Share  of Grant       Date           5%           10%
 ----                        -------    ---------  ---------  --------    ----------    --------     ----------

 Michael M. Selzer, Jr.       45,775      5.13%     $2.438     $2.438      8/13/2009    $ 70,184     $  177,861

 Ronald A. Blasewitz         240,000     26.91%     $3.250     $3.250     10/26/2009    $490,538     $1,243,119

 Christopher R. Geyen         25,000      2.80%     $2.438     $2.438       7/2/2009    $ 38,331     $   97,139
                              15,000      1.68%     $6.750     $6.750       2/7/2010    $116,176     $  213,866

 David J. Talen               15,000      1.68%     $2.438     $2.438       7/2/2009    $ 22,999     $   58,283
                              20,000      2.24%     $3.500     $3.500       9/8/2009    $ 49,023     $  116,562

 W. Allen Putnam              22,305      2.50%     $2.438     $2.438       7/1/2001    $ 34,199     $   86,667

Option Exercises and Year-End Values

         Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 2000. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 2000.

                              Aggregated Option Exercises in Last Fiscal Year and
                                       Option Values at Fiscal Year End
                           ---------------------------------------------------------
                              Shares                       Number of Securities           Value of Unexercised
                           Acquired On     Value          Underlying Unexercised          In-the-Money Options
                           Exercise (#)   Realized (1)   Options at June 30, 2000          at June 30, 2000(2)
                           ------------  -------------   ------------------------         --------------------
Name                                                    Exercisable    Unexercisable  Exercisable    Unexercisable
----                                                    -----------    -------------  -----------    -------------

Michael M. Selzer, Jr           --             --          116,608        329,167       $ 87,701       $ 61,833
Ronald A. Blasewitz             --             --             --          240,000           --         $195,120
Christopher R. Geyen            --             --            8,333         51,667       $  3,608       $ 45,627
David J. Talen                 2,500       $  6,875          8,957         51,043       $  3,878       $ 42,552
W. Allen Putnam                4,251       $ 16,586         28,924         34,671       $ 25,977       $ 26,913

 ---------------------------
 (1) Represents the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of option shares exercised.
 (2) Represents only options that were "in-the-money" on June 30, 2000. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 2000 and the exercise price of the options, times the number of options outstanding. Fair market value was determined based on a per share price of $4.06, which is the last sale price for the Company's common stock on June 30, 2000, the last trading day in the Company's fiscal year.

Board Compensation Committee Report

         The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's compensation program with respect to the Company's executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.

         Compensation Philosophy.

         The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

         In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company's performance and increase long-term shareholder value.

         There are three elements to the Company's executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

         Base Salary.

         Executive base salaries have been based upon past performance, experience, responsibility and salary levels for persons holding similar positions in similarly situated companies.

         Cash Bonuses.

         Bonuses are awarded to executive officers upon achievement of specific goals established at the beginning of the fiscal year.

         Stock Options.

         Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels and past performance. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder's interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company's stock appreciates from the price on the date on which the stock options are granted. In this way, the Company's executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company's objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period.

         Stock Option Exchange Program

         To encourage stock ownership by executives and other employees, the Company offers a program that allows employees, including executives, to elect to receive stock options in lieu of some or all of the cash bonuses. Under the program, participants currently receive an option to purchase $4.00 of common stock at the market value for every $1.00 of compensation exchanged. Stock options granted to named executives in fiscal 2000 under this program are disclosed in the "Summary Compensation Table."

         Chief Executive Officer Compensation.

         On December 5, 1998, the Company entered into an employment agreement with Michael M. Selzer, Jr. under which Mr. Selzer agreed to serve as the Chief Executive Officer, President and a Director of the Company at a base salary of $200,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Mr. Selzer's current base salary under this Agreement is $220,000 per year. Mr. Selzer has a bonus target of 50% of his base salary based upon achievement of corporate goals. Under the employment agreement, Mr. Selzer was also granted a non-qualified stock option to purchase 400,000 shares of the Company's common stock at the closing price of the Company's common stock on the date his employment commenced. The option vests in three tranches: the first 200,000 shares vest over four years beginning on the date of employment, the second 100,000 shares vest over four years beginning on the first anniversary of employment and the last 100,000 shares vest over the four-year period beginning on the second anniversary of employment. If a change of control (as defined in the Company's Stock Option Plan) occurs, any unvested options will automatically accelerate. Mr. Selzer also received 25,000 shares of restricted stock. The restrictions on those shares lapsed on January 4, 2000.

         Mr. Selzer earned a bonus in the amount of $73,773 for fiscal 2000, of which he elected to take $63,773 in cash and the remainder in incentive stock options. The bonus was determined based on achievement of specific goals established as part of the Company's 2000 Bonus Plan, including financial performance and product quality goals.

         Prior to entering into the employment agreement, the Company negotiated with Mr. Selzer regarding its terms, with particular emphasis on establishing a total compensation package which would induce Mr. Selzer to relinquish his significant responsibilities and earning potential with his prior employer. The Compensation Committee viewed this compensation as appropriate in light of Mr. Selzer's relevant experience in the medical device industry and the comparable compensation levels for chief executive officers in similarly situated companies.

         The employment agreement is terminable at will by either the Company or Mr. Selzer. If his employment is terminated by the Company without Cause (as defined in the agreement), the Company will be obligated to pay Mr. Selzer's base salary for up to 12 months or until the date he secures other employment, whichever occurs first.

        Submitted by the Compensation Committee of the Board of Directors

            SUSAN BARTLETT FOOTE               BOBBY I. GRIFFIN

Performance Graph

         The following graph compares the cumulative total shareholder return on the common stock of the Company from May 30, 1996, the first day of trading after the Company's initial public offering, to June 30, 2000, the end of the Company's fiscal year, with the cumulative total return of the Nasdaq Stock Market and the Hambrecht - Quist Healthcare (excluding biotechnology) Index over the same period (assuming the investment of $100 on May 30, 1996, the first day of trading after the Company's initial public offering, and the reinvestment of all dividends).




                               [PERFORMANCE GRAPH]

                                  [PLOT POINTS]

                                            Cumulative Total Return
                             ---------------------------------------------------
                              5/30/96    6/96    6/97     6/98     6/99     6/00

UROLOGIX, INC.                 100.00   96.43  121.43    60.71    17.64    29.02
NASDAQ STOCK MARKET (U.S.)     100.00   96.27  117.08   154.15   221.97   327.88
HAMBRECHT & QUIST HEALTHCARE
  (EXCLUDING BIOTECHNOLOGY)    100.00   95.61  120.06   145.76   149.46   172.14

Compensation of Directors

         Under the current terms of the Company's 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 5,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Non-employee directors are also paid $1,000 per board meeting and $500 per committee meeting.

Employment Agreements

         In addition to the employment agreement with Mr. Selzer described above in the "Chief Executive Officer Compensation" section, the Company also has in place letter severance agreements with its other executive officers and key employees. Under the terms of their respective agreements, the Company has agreed that, if the employment of the executive officer or key employee is terminated without cause, the Company will pay the employee's salary for a period of six or twelve months or until such person has secured alternative employment, whichever occurs first.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 2000, all reports required by insiders were filed in a timely manner.

                              CERTAIN TRANSACTIONS

         In 1996, the Company entered into an international distribution agreement with Boston Scientific Corporation ("Boston Scientific"). Under the agreement, Boston Scientific was granted exclusive distribution rights for the Company's Targis System in all countries outside the United States and Japan. Prior to entering into this distribution agreement, Boston Scientific made an equity investment in the Company and currently holds approximately 5.1% of the Company's common stock. This distribution agreement was amended in February 1999 making the Company responsible for (i) market development of the Targis(TM) System, and (ii) working with Boston Scientific to sell Targis Systems from Boston Scientific's inventory through the Company's direct sales force in Europe. On December 31, 1999, the distribution agreement was amended a second time restricting Boston Scientific's distribution rights to certain European Countries. During the year ended June 30, 2000, the Company's sales to Boston Scientific were not material. Paul A. LaViolette, a Senior Vice President of Boston Scientific Corporation and President of Boston Scientific International, is a director of the Company.


         The Company has had a Consulting Agreement with Dr. David C. Utz, a director of the Company, since September 1, 1993. The agreement has a one-year term, which has been annually extended to August 31, 2001. Dr. Utz provides consulting services to the Company in connection with the Medical Advisory Board, as well as general consultation in the Company's products and clinical evaluation of those products. In exchange for his services, Dr. Utz is paid $24,000 per year, and as of September 2000 had received non-qualified stock options to purchase an aggregate of 26,050 shares of the Company's common stock under the Consulting Agreement and as a Scientific Advisory Board member. In connection with the October 13, 1998 re-pricing of employee and Medical Advisory Board stock options and the stock options granted to Dr. Utz under his Consulting Agreement, Dr. Utz surrendered options to purchase 12,000 shares and received replacement options to purchase the same number of shares at an exercise price of $3.625 per share.

         M. Dann & Co., Inc., a company owned by Mitchell Dann, the Company's chairman, provided consulting services to the Company. These consulting services included, without limitation, assessing overall strategic direction, developing and monitoring patent strategy, and maintaining relationships with key physicians and the financial community. The Consulting Agreement concluded in April of 2000. For these services, the Company paid M. Dann & Co., Inc. an aggregate of $68,000 plus expenses in the amount of $8,023 during fiscal 2000. In addition, Mr. Dann received a fee of $1,500 per month in May and June of 2000 for his services as the Chairman of the Board, as well as the standard director fees paid to all directors during fiscal 2000.


                                  PROPOSAL TWO

              APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND
                         RESTATED 1991 STOCK OPTION PLAN


General Information

         On August 1, 1991, the Company's Board of Directors adopted the Urologix, Inc. 1991 Stock Plan (the "Stock Plan"). The purpose of the Stock Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company's success, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options, stock appreciation rights ("SARs"), restricted stock and deferred stock awards.

Amendment to the Stock Plan

         The Company is submitting for shareholder approval an amendment to the Stock Plan to increase the number of shares of common stock reserved for issuance under the Stock Plan from 2,450,910 shares to 2,950,910 shares.

         The Stock Plan currently authorizes the issuance of shares of common stock pursuant to awards granted under the Stock Plan. The Board of Directors has amended the Stock Plan, subject to shareholder approval, to increase the total number of shares available under the Stock Plan to 2,950,910 shares. There were outstanding on September 15, 2000 options to purchase 126,455 shares under the Stock Plan and 938,248 shares had been purchased through exercise of options granted under the Stock Plan. No SARs, restricted stock awards or deferred stock awards have been made under the Plan. The Board of Directors has deemed it prudent to increase the shares available for grants under the Stock Plan to facilitate future awards under the Stock Plan.

         The Stock Plan is summarized below:


         Eligibility. Officers, other key employees of the Company and any subsidiaries, members of the Board of Directors and consultants are eligible to be granted stock options, SARs, restricted stock or deferred stock under the Stock Plan. Currently, approximately 70 employees, 7 non-employee directors and 2 consultants are eligible to participate in the Stock Plan. The Board of Directors, or the Committee, selects optionees and participants and determines the number of shares, the price, the term and the vesting provisions for each award.

         Stock Options. The Stock Plan permits the granting of two types of options: (i) Incentive Stock Options, which are intended to qualify under
Section 422 of the Internal Revenue Code, and (ii) Non-Qualified Stock Options. No Incentive Stock Option may be granted under the Stock Plan after August 1, 2004. The option price of an Incentive Stock Option may not be less than 100% of the fair market value of the Company's common stock on the date of grant, and the exercise price of a Non-Qualified Option may not be less than 85% of the fair market value on the date of grant. If an employee owns more than 10% of the combined voting power of the Company's outstanding voting stock, the option price shall be no less than 110% of the fair market value on the date of grant. The closing price of the Company's common stock on the Nasdaq National Market on June 30, 2000 was $4.06

         The term of each option is established by the Committee, but shall not exceed 10 years (five years in the event of an optionee who owns more than 10% of the combined voting power of the Company's outstanding voting stock). Each option will become exercisable at such time and on such conditions as determined by the Committee. Each Member of the Board of Directors who is not an employee of the Company at the date of the annual shareholder meeting automatically receives a grant to purchase 5,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company.

         Stock Appreciation Rights. A stock appreciation right ("SAR") is a right given to a person in conjunction with a stock option. The SAR enables the option holder to elect to receive the difference between the option exercise price and the market price of the stock in cash or stock, or a combination of both. The option holder surrenders the option to the Company and receives the "gain" in cash or stock. As of the date of this Proxy, no SARs have been granted under the Stock Plan.

         Restricted Stock. The Board of Directors (or the Committee) may issue shares of restricted stock to participants in the Stock Plan which are conditioned upon the achievement of specified performance goals. The recipient of an award of restricted stock has no rights with respect to the stock unless and until the recipient has achieved those goals. As of the date of this Proxy, no restricted stock has been issued under the Stock Plan.

         Deferred Stock. Similar to restricted stock, deferred stock awards may be issued under the Stock Plan which are conditioned upon the attainment of specified performance goals. The provisions of deferred stock awards and restricted stock awards need not be the same with respect to each recipient. As of the date of this Proxy, no deferred stock has been issued under the Stock Plan.

Federal Income Tax Consequences

         An optionee will not realize taxable income upon either the granting or exercise of an Incentive Stock Option. However, upon exercise of the Incentive Stock Option, the amount by which the fair market value of any shares exercised exceeds the option price is an item of tax preference for purposes of the alternative minimum tax. Upon the sale of such stock, the optionee generally will recognize capital gain or loss if the stock has been held for at least two years from the date of the option grant and at least one year after the stock was purchased. Such capital gain or loss will be treated as long-term capital gain or loss and taxed at a maximum rate of 20% if the stock was held for at least 18 months, and will be treated as mid-term capital gain or loss and taxed at a maximum rate of 28% if the stock was held for more than 12 months but less than 18 months. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The balance of any gain will be characterized as capital gain. The Company is entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

         An optionee also will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. When an optionee exercises a Non-Qualified Stock Option, he or she realizes taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. Upon the disposal of stock acquired pursuant to a Non-Qualified Option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

         The grant of restricted stock and deferred stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a "substantial risk of forfeiture," as intended by the Company. If the shares are transferable or there are no such restrictions or deferral periods, the participant will generally realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation income when any such restriction or deferral period lapses. The amount of such income will be the value of the common stock on that date, less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period would also be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under
Section 83(b) of the Internal Revenue Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

Registration with SEC

         The Company has filed Registration Statements covering the offering of the shares under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 500,000 additional shares available for issuance under the Stock Plan.

Vote Required

         Shareholder approval of the amendment to the Stock Plan requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares of common stock present and entitled to vote on the amendment to the Stock Plan at the Annual Meeting, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AS SET FORTH IN PROPOSAL TWO.

                              SHAREHOLDER PROPOSALS

         The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2001 Annual Meeting of Shareholders is expected to be held on or about November 13, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about October 9, 2001. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 12, 2001.

                                  ANNUAL REPORT

         An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended June 30, 2000 accompanies this Notice of Annual Meeting and proxy solicitation material.

         The accounting firm of Arthur Andersen, LLP has served as independent public accountants for the Company for the year ended June 30, 2000. The Company has selected Arthur Andersen, LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 2001. The Company expects that a representative from Arthur Andersen, LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                                     GENERAL

         The Company's Annual Report to Shareholders for the fiscal year ended June 30, 2000 is being mailed to shareholders with this Proxy Statement. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention:
Christopher R. Geyen, or by calling the Company at (763) 475-1400.

                                          By the Order of the Board of Directors

                                          /s/ Christopher R. Geyen

                                          Christopher R. Geyen, Secretary

                                 UROLOGIX, INC.
                                 ANNUAL MEETING

                                 Radisson Hotel
                               3131 Campus Drive
                               Plymouth, MN 55441

                               NOVEMBER 14, 2000
                              3:30 p.m. local time

--------------------------------------------------------------------------------


                                 UROLOGIX, INC.
                NOVEMBER 14, 2000 ANNUAL MEETING OF SHAREHOLDERS

  This Proxy is solicited on behalf of the Board of Directors of the Company.

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated October 9, 2000, hereby appoints Michael M. Selzer, Jr. and Christopher R. Geyen, or either of them, proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote in their discretion cumulatively, all shares of Common Stock of Urologix, Inc. held of record in the name of the undersigned at the close of business on September 29, 2000, at the Annual Meeting of Shareholders to be held on November 14, 2000, or at any adjournment or adjournments, hereby revoking all former proxies.

  Please mark this proxy as indicated on the reverse side to vote on any item.

                   (Continued and to be signed on other side.)

                           \|/ Please detach here \|/

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.  ELECTION OF DIRECTORS:  01 Paul A. LaViolette   02 Richard A. Randall
                            03 Eric J. Simon

                            [_] Vote FOR            [_] Vote WITHHELD
                                all nominees            from all nominees

(INSTRUCTION: To withhold authority to vote for an individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

___________________________________________

___________________________________________

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE UROLOGIX, INC. AMENDED AND RESTATED 1991 STOCK OPTION PLAN.

                    [_] FOR     [_] AGAINST      [_] ABSTAIN

3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box [_]
Indicate changes below:             Date_________________________________, 2000

                                    ___________________________________________

                                    ___________________________________________

                                    Signature(s) in Box
                                    This Proxy Card must be Signed Exactly as
                                    Name Appears Thereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.